December 30, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by The Denali Fund, Inc. (copy attached), which we understand will be filed with the Securities and

Exchange Commission, pursuant to Item 77K of Form N-SAR dated December 30, 2008.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

Briggs, Bunting & Dougherty, LLP